Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sunrise Realty Trust, Inc., of our report dated March 12, 2026, with respect to the consolidated financial statements of Sunrise Realty Trust, Inc. as of and for the years ended December 31, 2025 and 2024, which report is included in the Annual Report on Form 10-K of Sunrise Realty Trust, Inc. for the year ended December 31, 2025.

/s/ CohnReznick LLP

Baltimore, Maryland

November 5, 2026